Exhibit 99.2

BIOGEN IDEC APPOINTS ERIC ROWINSKY AND STEPHEN SHERWIN TO BOARD OF DIRECTORS PURSUANT TO AGREEMENT WITH ICAHN PARTNERS

Icahn Agrees To Support Company Nominees At 2010 Annual Meeting

Cambridge, Mass., March 22, 2010 -- Biogen Idec (NASDAQ: BIIB) today announced that Dr. Eric K. Rowinsky and Dr. Stephen A. Sherwin have been appointed to its Board of Directors pursuant to an agreement with Icahn Partners.  Dr. Rowinsky was proposed as a nominee to the Board by Icahn Partners and Dr. Sherwin was selected by the Company as part of its process to identify new directors.

Under the terms of the agreement, Icahn Partners has agreed to vote its shares at the 2010 Annual Meeting for Biogen Idec’s nominees, who will include current directors Nancy L. Leaming and Brian S. Posner as well as Drs. Rowinsky and Sherwin.  In addition, under the terms of the agreement, Icahn Partners will withdraw its notice of nomination of persons for election as directors and its proposal to amend Biogen Idec’s Bylaws to limit the size of the Board.

Biogen Idec has temporarily increased the number of seats on the Board from 12 to 13.  James C. Mullen and Bruce R. Ross will complete their current terms and, as previously announced, will not stand for reelection at the 2010 Annual Meeting.  Following the 2010 Annual Meeting, there will be 12 seats on the Board.

William D. Young, Chairman of the Board of Directors, said, “We believe that adding Drs. Sherwin and Rowinsky, both of whom bring relevant skills and significant industry experience to the Board, is a positive outcome for Biogen Idec and its stockholders and we look forward to working with them.”

Carl Icahn, founder and CEO of Icahn Partners, said, “I am pleased we were able to reach an agreement that is in stockholders’ best interests.  The nominees who will replace Messrs. Mullen and Ross are extremely qualified and I believe will add great value to Biogen.  We look forward to continuing to work together constructively to drive performance and increase shareholder value.”

The agreement between Biogen Idec and Icahn Partners LP will be filed in a Form 8-K with the Securities and Exchange Commission. The Company expects to file its proxy materials for the 2010 Annual Meeting in the near future.

Biography of Dr. Eric K. Rowinsky
Dr. Rowinsky, 53, has served as a director at Adventrx Pharmaceuticals (AMEX: ANX) since February 2008. Dr. Rowinsky recently served as Executive Vice President Clinical Development and Regulatory at ImClone Systems Incorporated, a wholly-owned subsidiary of Eli Lilly and Company. Prior to joining ImClone Systems in 2005, Dr. Rowinsky focused his academic efforts in cancer drug development as the Director of Clinical Research and later Director of the Institute for Drug Development of the Cancer Therapy and Research Center in San Antonio and the SBC Endowed Chair for Early Drug Development from 1996 to 2005. He was also Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio from 1996 to 2006. From 1987 to 1996, Dr. Rowinsky served as an Associate Professor of Oncology at the Johns Hopkins University School of Medicine. He was a longstanding NCI principal investigator on U01 anticancer drug development grants and integrally involved in pivotal clinical and preclinical investigations which led to the development of paclitaxel, docetaxel, topotecan, irinotecan, erlotinib and gefitinib, among others. Dr. Rowinsky’s honors include receipt of the career development award of the American Cancer Society and the 6th Annual Emil J. Freireich Award for outstanding achievement of a young researcher in clinical cancer therapeutics.

Dr. Rowinsky received his B.A. degree from New York University and his M.D. from the Vanderbilt University School of Medicine. Following his residency in internal medicine at the University of California, he completed fellowship training in medical oncology at the Johns Hopkins University School of Medicine.

Biography of Dr. Stephen A. Sherwin
Dr. Sherwin, 61, has more than 30 years of experience in senior leadership positions at large and small publicly traded biotechnology companies.  He co-founded and is Chairman of Ceregene, Inc., a biotechnology company focused on the treatment of major neurodegenerative disorders, and Abgenix, Inc., which specialized in the discovery, development and manufacture of human therapeutic antibodies (Abgenix was acquired by Amgen in 2006).  He also served as Chairman and CEO of Cell Genesys until its acquisition by BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) in July 2009, and he worked at Genentech for seven years including as Vice President of Clinical Research.  Dr. Sherwin is currently Chairman of the Biotechnology Industry Organization and is a director of BioSante, Neurocrine BioSciences (NASDAQ: NBIX) and Rigel Pharmaceuticals (NASDAQ: RIGL).

Dr. Sherwin received his B.A. in biology from Yale University and his M.D. from Harvard Medical School.  He is board certified in internal medicine and medical oncology.

About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing and commercialization of innovative therapies. Patients worldwide benefit from Biogen Idec's significant products that address diseases such as lymphoma, multiple sclerosis and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Biogen Idec Media Contact:
Amy Reilly, 617-914-6524
Associate Director, Public Affairs

Biogen Idec Investor Relations Contact:
Kia Khaleghpour, 617-679-2812
Associate Director, Investor Relations

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